Exhibit 10.1

FiscalNote Holdings, Inc.

Executive Severance Plan

Effective April 3, 2023

1.
Purpose of Plan. FiscalNote Holdings, Inc., a Delaware corporation (the “Company”), maintains this FiscalNote Holdings, Inc. Executive Severance Plan (this “Plan”) for the purpose of providing individuals who are designated as participants in the Plan by the Board of Directors of the Company (the “Board”) or the Compensation Committee thereof (the “Committee”) with severance benefits in the event of certain involuntary terminations of employment with the Company.
2.
Certain Defined Terms. Certain terms used herein have the definitions given to them in the first place in which they are used, and all other defined terms have the meanings set forth below in this Section.
(a)
“Annual Base Salary” means a Participant’s regular rate of annual base salary as in effect immediately preceding such Participant’s Qualifying Termination.
(b)
“Cause” means:
(i)
a Participant’s conviction of, or plea of guilty or nolo contendere to, any crime involving dishonesty or moral turpitude or any felony;
(ii)
a Participant’s:
(1)
engagement in material dishonesty, willful misconduct or gross negligence in each case in connection with the Participant’s position at the Company, any subsidiary, or any other affiliate,
(2)
breach of any confidentiality, invention assignment, non-disclosure, or non-solicitation agreement entered into between the Participant and the Company, any subsidiary, or any other affiliate,
(3)
material violation of a written policy or procedure of the Company, any subsidiary, or any other affiliate that has been provided to the Participant causing substantial injury to the Company, any subsidiary, or any other affiliate, and/or
(4)
willful refusal to perform the Participant’s assigned duties to the Company, any subsidiary, or any other affiliate, following written notice of such refusal by the Company, subsidiary, or affiliate (as applicable) and a period of 15 days to cure the same and the Participant’s failure to cure during such time period.

No act or omission will be considered “willful” for the purpose of determining whether “Cause” exists as defined in this Plan if such act or

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omission was done, or not done, in the reasonable, good faith belief that such act or omission was in the best interests of the Company (or any subsidiary or other affiliate, as applicable) or upon the advice of counsel to the Company (or any subsidiary or other affiliate, as applicable).

(c)
“Good Reason” means:
(i)
a material reduction in the Participant’s duties, authority, or responsibilities relative to the Participant’s duties, authority, or responsibilities as in effect immediately prior to such reduction;
(ii)
a material reduction in the Participant’s Annual Base Salary;
(iii)
a relocation of the Participant’s principal workplace by more than 35 miles that increases the Participant’s one way commute based on his or her residence as of immediately prior to the time that the relocation is announced by at least 35 miles; or
(iv)
the Company’s material breach of any written compensatory agreement as to which both the Company (or any subsidiary or other affiliate, as applicable) and the Participant are parties;

provided, however, that in each such case, the Participant must, within 30 days after the Participant learns of a potential Good Reason trigger, provide notice of the Participant’s intent to resign for Good Reason, with such resignation to be effective 90 days following the provision of such notice, but such resignation will be for “Good Reason” as defined in this Plan only if the potential Good Reason trigger remains substantially uncured as of such date of resignation.

(d)
“Qualifying Termination” means an involuntary termination of a Participant’s employment by the Company (other than for Cause) or the resignation of a Participant’s employment by the Participant for Good Reason. Any determination as to whether a termination is a Qualifying Termination will be made in the reasonable, good faith discretion of the Committee. In no event will a Participant’s voluntary termination (including a company announced retirement date) or a termination due to a Participant’s death or disability constitute a Qualifying Termination under this Plan.

Additionally, a Qualifying Termination will not occur if the Participant’s employment is terminated in connection with a restructuring, reorganization, redundancy, merger, acquisition, sale, spinoff, outsourcing, transfer, or other similar condition or transaction, in such circumstances where the Participant is offered employment by the Company, a successor organization or any other entity with an Annual Base Salary that is not materially less than that paid to the Participant prior to such change. The Company will provide written notice of the Qualifying Termination, and the

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date of a Qualifying Termination will be the Participant’s separation from service with the Company in accordance with the notice.

(e)
“Severance Multiple” means the multiple assigned by the Board or the Committee to a Participant to calculate the Severance Amount applicable each Participant under Section 7; a Participant’s Severance Multiple will be assigned at the time such Participant is designated to participate in the Plan but may be updated/increased at any time thereafter in the sole and absolute discretion of the Board or the Committee.
3.
Eligible Employees. This Plan will apply solely with respect to the Company’s executives who are designated by the Board or the Committee as participants (the employees covered by this Plan, the “Participants”). Designation as a Participant will be effective as of the date of such Board or Committee action. The Committee and the Board reserve the right to add new Participants or terminate the participation of a Participant at any time and in its sole discretion; provided that a Participant will not be removed from participation in the Plan without at least six (6) months’ advance written notice.
4.
Term of the Plan. This Plan will be effective commencing on February 7, 2023, (the “Effective Date”) and will continue until the Committee terminates the Plan; provided, that the termination of the Plan will not affect any unsatisfied obligations under this Plan that have arisen prior to the termination with respect to Participants who have received notice of a Qualifying Termination prior to the termination.
5.
Administration of the Plan. This Plan will be administered by the Committee. All actions taken and all determinations by the Committee will be final and binding on all persons claiming any interest in or under this Plan.
6.
Amendment or Termination of Plan. Following the Effective Date, the Committee and the Board reserve the right to amend or terminate the Plan at any time; provided that the termination or amendment of this Plan will not affect any obligations under this Plan that have arisen prior to the date of such amendment or termination and no reduction in the benefits under this Plan through a plan amendment or plan termination will become effective unless the Company provides at least six (6) months’ advance written notice to the affected Participants.
7.
Benefits under this Plan. Upon a Qualifying Termination, a Participant will, subject to the terms and conditions of this Plan including Section 8, be entitled to receive a severance payment (the “Severance Amount”) equal to (a) the Participant’s Severance Multiple, multiplied by (b) the Participant’s Annual Base Salary. In addition, a Participant will be paid in accordance with normal payroll practices all earned but unpaid compensation, accrued vacation, accrued but unreimbursed expenses required to be reimbursed through the date of termination and a prorated portion of the Participant’s annual bonus for the fiscal year in which the Participant is terminated based on actual performance and paid at the time that annual bonuses are paid to similarly situated executives (the “Accrued Obligations”). Notwithstanding the foregoing, in the event that a Participant experiences a Qualifying Termination under circumstances that entitle the Participant to compensation and benefits under the FiscalNote Holdings, Inc. Change in Control Severance Plan or the terms of any employment agreement between the Participant and the Company

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(collectively, the “Other Plans”), the Participant will receive compensation and benefits under one or more of the Other Plans and not under this Plan.
8.
Forfeiture and Clawback. In the event prior to payment of a severance benefit in accordance with this Plan the Committee resolves that the Participant should have been terminated for Cause, such severance benefit will be forfeited by the Participant and the Participant will not be entitled to any severance benefit under this Plan. In the event that within two years after payment of a severance benefit to a Participant the Committee resolves that the Participant should have been terminated for Cause and the Participant’s actions or inactions caused material financial or reputational harm to the Company, the Participant must repay up to 90 percent of such severance benefit to the Company (a “Clawback”). Actions concerning any severance benefits paid to a former Chief Executive Officer of the Company taken pursuant to this Section will be subject to ratification by the independent directors of the Board.
9.
Release Requirement. A Participant will not be entitled to the Severance Amount unless the Participant has signed and not revoked, within 30 days after the date of such Participant’s Qualifying Termination, a release agreement substantially in the form attached hereto as Exhibit A (the “Release Agreement”); provided that the FiscalNote Holdings, Inc. General Counsel, with advice of counsel, may make such changes to such form to comply with applicable laws and regulatory developments. Any Clawback of the severance benefit pursuant to Section 8 will have no effect on the validity of the Release Agreement.
10.
Timing and Form of Payment of Severance Amount. Subject to the Release Agreement becoming effective no later than the thirtieth day after the date on which a Participant’s Qualifying Termination occurs, the Severance Amount will be payable in a lump sum on the thirtieth day after the date of the Participant’s Qualifying Termination.
11.
No Mitigation/Offset. A Participant will not be required to mitigate damages, or the amount of any payment provided for under this Plan by seeking other employment or otherwise, nor will any payments hereunder be subject to offset in respect of any claims that the Company may have against a Participant, nor will the amount of any payment provided for under this Plan be reduced by any compensation earned as a result of such Participant’s employment with another employer.
12.
Legal Expenses. If, with respect to any alleged failure by the Company to comply with the terms of this Plan, a Participant institutes or responds to legal action to assert or defend the validity of, enforce his or her rights under, or recover damages for breach of the terms of this Plan or, following termination of employment, the Release Agreement, and thereafter the Company is found in a judgment no longer subject to review or appeal to have breached this Plan or, following termination of employment, the Release Agreement in any material respect, then the Company will indemnify the Participant for his or her reasonable attorneys’ fees and costs in connection with such legal action.
13.
Severability; Waiver. If any provision of this Plan or the application thereof is held invalid or unenforceable, the invalidity or unenforceability thereof will not affect any other provisions of this Plan which can be given effect without the invalid or unenforceable provision, and to this end the provisions of this Plan are to be severable. No waiver by either party of any

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breach by the other party of any provision or condition of this Plan will be deemed to be a waiver of any other provision or condition at the same or any prior or subsequent time.
14.
Employment Status. This Plan does not constitute a contract of employment or impose on a Participant or the Company or its subsidiaries any obligation to retain the Participant as an employee or change the status of such Participant’s employment to anything other than “at will”. The Company reserves the right to terminate a Participant for any or no reason at its convenience.
15.
Tax Withholdings. The Company may withhold from any payments due to a Participant hereunder, such amounts as the Company may determine are required to be withheld under applicable federal, state and local tax laws.
16.
Section 409A.
(a)
General. It is intended that payments and benefits made or provided under this Plan will not result in penalty taxes or accelerated taxation pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Plan will be interpreted and administered in accordance with that intent. If any provision of the Plan would otherwise conflict with or frustrate this intent, that provision will be interpreted and deemed amended so as to avoid the conflict. Any payments that qualify for the “short-term deferral” exception, the separation pay exception, or another exception under Section 409A of the Code will be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Plan will be treated as a separate payment of compensation for purposes of applying the exclusion under Section 409A of the Code for short-term deferral amounts, the separation pay exception or any other exception or exclusion under Section 409A of the Code. In no event may a Participant, directly or indirectly, designate the calendar year of any payment under this Plan. Despite any contrary provision of this Plan, any references to termination of employment or date of termination will mean and refer to the date of a Participant’s “separation from service,” as that term is defined in Section 409A of the Code and Treasury regulation Section 1.409A-1(h).
(b)
Delay of Payment. Notwithstanding any other provision of this Plan to the contrary, if a Participant is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the termination date), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to a Participant under this Plan during the six-month period immediately following a Participant’s separation from service (as determined in accordance with Section 409A of the Code) on account of a Participant’s separation from service will be accumulated and paid to such Participant on

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the first business day of the seventh month following such Participant’s separation from service (the “Delayed Payment Date”). If such Participant dies during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code will be paid to the personal representative of such Participant’s estate on the first to occur of the Delayed Payment Date or 30 calendar days after the date of his or her death.
(c)
Reimbursement and In-Kind Benefits. Notwithstanding anything to the contrary in this Plan, all reimbursements and in-kind benefits provided under this Plan that are subject to Section 409A of the Code will be made in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Participant’s lifetime (or, if longer, through the twentieth anniversary of the Effective Date) or during a shorter period of time specified in this Plan); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
17.
Successors. This Plan will be binding upon the successors and assigns of the Company.
18.
Governing Law. This Plan will be governed by and construed under and in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws.

Dated: April 3, 2023 FiscalNote Holdings, Inc.

By: /s/ Timothy Hwang .
Name: Timothy Hwang
Title: Chief Executive Officer

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EXHIBIT A

Release of Claims Agreement

This Release of Claims Agreement (this “Agreement”) is entered into between [___________________] (“Employee” or “you”) and FiscalNote Holdings, Inc. (the “Company”) in connection with your separation of employment from the Company in accordance with the FiscalNote Holdings, Inc. Executive Severance Plan (the “Plan”). Capitalized terms used and not defined herein shall have the meanings provided in the Plan. The parties agree to the following:

19.
Date of Termination. Your final day as an employee of the Company is ______________________, 20____ (the “Date of Termination”).
20.
Severance Amount. Provided that you execute this Agreement and that it becomes effective, on _____________, 20__, you will receive a lump sum cash payment in the amount of $_________, less legally-required withholdings, payable on _____________.
21.
Release Deadline. You will receive the benefits described in paragraph 2 above only if you sign this Agreement on or before ______________, 20__. In exchange for and in consideration of the benefits offered to you by the Company in paragraph 2 above, you agree to the terms of this Agreement.
22.
Release of Claims. You agree that this is a full and complete Release of Claims. Accordingly, you and the Company agree as follows:
(a)
The Release of Claims means that you agree to give up forever any and all legal claims, or causes of actions, you may have, or think you have, against the Company, any of its subsidiaries, related or affiliated companies, including any predecessor or successor entities, and their respective directors, officers, and employees (collectively, the “Company Parties”). This Release of Claims includes all legal claims that arose at any time before or at the time you sign this Agreement; it also includes those legal claims of which you know and are aware, as well as any legal claims of which you may not know or be aware, including claims for breach of contract, claims arising out of any employment agreement you may have or under the Plan, claims of intentional or negligent infliction of emotional distress, defamation, breach of implied covenant of good faith and fair dealing, and any other claim arising from, or related to, your employment by the Company. In addition, the Company Parties agree to give up forever any and all legal claims, or causes of action, they may have or think they may have against you, including all legal claims that arose at any time before or at the time you sign this Agreement, whether known to the Company Parties or not.

Notwithstanding the foregoing, by executing this Release of Claims, (i) you will not forfeit or release your right to receive your vested benefits under any qualified plan sponsored by the Company (but you will forfeit your

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right to receive any further severance or annual bonus award); any rights to indemnification and advancement of expenses under the Company’s By-laws and/or directors’ and officers’ liability insurance policies; any other rights under the Plan that are intended to survive a termination of employment; or any legal claims or causes of action arising out of actions allegedly taken by the Company after the date of your execution of this Agreement; and (ii) none of the Company Parties will forfeit or release any right to recoup compensation under the claw back provisions of any plan or policy of the Company or applicable law; any rights under the Plan which are intended to survive a termination of employment (including, but not limited to, the forfeiture and clawback provisions under Section 8 of the Plan); any claims based on your fraud or conduct which was committed in bad faith or arising from your active and deliberate dishonesty; any claims for which you have no rights to indemnification and advancement of expenses under the Company’s By-laws and/or directors’ and officers’ liability insurance policies; or any legal claims or causes of action arising out of actions allegedly taken by you after the date of your execution of this Agreement. The matters referenced in clauses (i) and (ii) of this paragraph are referred to as the “Excluded Matters.”

(b)
Several laws of the United States and certain states and localities create claims for employees in various circumstances. These laws include the Age Discrimination in Employment Act of 1967, as amended by the Older Worker Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Rehabilitation Act of 1973, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Americans With Disabilities Act, and the Genetic Information Non-discrimination Act. Several of these laws also provide for the award of attorneys’ fees to a successful plaintiff. You agree that this Release of Claims specifically includes any possible claims under any of these laws or similar state and federal laws, including any claims for attorneys’ fees.
(c)
By referring to specific laws we do not intend to limit the Release of Claims to just those laws. All legal claims for money damages, or any other relief that relate to or are in any way connected with your employment with the Company or any of its subsidiaries, related or affiliated companies, are included within this Release of Claims, even if they are not specifically referred to in this Agreement. To this end, you specifically acknowledge and agree that, except as provided for in this Agreement, you have received all compensation to which you are entitled for services provided to the Company up to and including the Date of Termination, and you agree not to make any claim for further compensation of any type, including, but not limited to, claims for wages or salary, bonus payments, incentive compensation, business expenses, pension or retirement contributions or benefits, or sick pay, holiday pay, or vacation pay. The only legal claims that are not covered by this Release of Claims are the Excluded Matters.

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(d)
Except for the Excluded Matters, we agree that neither party will say later that some particular legal claim or claims are not covered by this Release of Claims because we or you were unaware of the claim or claims, because such claims were overlooked, or because you or we made an error.
(e)
We specifically confirm that, as far as you or the Company know, no one has made any legal claim in any federal, state or local court or government agency relating to your employment, or the ending of your employment, with the Company.
(f)
This Agreement will not prevent you from filing any future administrative charges or complaints with the Securities and Exchange Commission (SEC), the United States Equal Employment Opportunity Commission (EEOC) or any state or federal government agency about a potential violation of federal or state law or regulation. This does not mean that you may collect any monetary damages or receive any other remedies from charges filed with, or actions by, a state or federal agency; such an award of damages or remedies would be precluded by the release set forth above, except in the case of any legal claims or causes of action arising out of any of the Excluded Matters; provided, however, that the prohibitions on recovery of an award of damages or remedies in this section 4(f) shall not apply to any recovery authorized under Section 21F of the Securities Exchange Act of 1934. This provision is meant to include claims that are solely or in part on your behalf, or on behalf of the Company, or claims which you or the Company have or have not authorized.
(g)
You acknowledge that the consideration provided in exchange for this Agreement is greater than anything of value to which you would otherwise be entitled in the absence of this Agreement. You further acknowledge that, in the event certain of the consideration provided in exchange for this Agreement is clawed back pursuant to the provisions of any plan or policy of the Company, the remaining consideration provided to you is still greater than anything of value to which you would otherwise be entitled in the absence of this Agreement, and such claw back shall have no effect on the validity of the representations and covenants set forth herein.
23.
Cooperation. You agree to fully cooperate and assist the Company in the defense of any investigations, claims, charges, arbitrations, grievances, or lawsuits brought against the Company or any of its operations, or any officers, employees or directors the Company or any of its operations, as to matters of which you have personal knowledge necessary, in the Company’s judgment, for the defense of the action. You agree to provide such assistance reasonably consistent with the requirements of your other obligations and the Company agrees to pay your reasonable out-of-pocket expenses incurred in connection with this assistance and such expenses will be paid in accordance with Treasury Regulation 1.409A-3(i)(1)(iv)(A). The Company agrees to fully cooperate and assist you in the defense of any third- party claims, charges, arbitrations, grievances or lawsuits brought against you as a co-defendant with the Company or any of its operations,

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officers, employees or directors, except with respect to any such matters arising out of clause (ii) of the Excluded Matters.
24.
Entire Agreement. You agree that this Agreement contains all of the details of the agreement between you and the Company with respect to the subject matter hereof. Nothing has been promised to you, either in some other written document or orally, by the Company or any of its officers, employees or directors, that is not included in this Agreement.
25.
No Admission. Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of Company Parties.
26.
Governing Law and Venue. All matters affecting this Agreement, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. The parties agree to submit to the jurisdiction of the federal and state courts sitting in Delaware, for all purposes relating to the validity, interpretation, or enforcement of this Agreement.
27.
Materiality. Each of the Parties hereby expressly acknowledges and agrees that each and every term and condition of this Agreement, including the Company’s ability to claw back up to 90 percent of the benefits described in paragraph 2 pursuant to any plan or policy of the Company, is a material part of the Agreement, and constitutes a material part of the bargained-for consideration which has induced the Parties to enter into this Agreement.
28.
Time to Consider; Effectiveness. Please review this Agreement carefully. We advise you to talk with an attorney of your choice before signing this Agreement. We will provide a courtesy copy to your attorney, if you retain one to represent you. So that you may have enough opportunity to think about this offer, you may keep this Agreement for 21 days from the Date of Termination. You acknowledge that this Agreement was made in connection with your participation in the Plan and was available to you both prior to and immediately at the time of your termination of employment. For that reason you acknowledge and agree that the 21-day consideration period identified in this paragraph commenced to run, without any further action by the Company immediately upon your being advised of the termination of your employment. Consequently, if you desire to execute this Agreement, you must do so no later than _______________, 20__. You understand and represent that, if you sign this Agreement before 21 days have passed, it is because you do not require additional time to consider this Agreement. Should you accept all the terms by signing this Agreement on or before _____________, 20__, you may nevertheless revoke this Agreement within seven days after signing it by notifying ___________________________ in writing of your revocation. If you wish to accept this Agreement, please confirm your acceptance of the terms of the Agreement by signing the original of this Agreement in the space provided below. The Agreement will become effective, and its terms will be carried out beginning on the day following the seven-day revocation period.
29.
Knowing and Voluntary. By signing this Agreement, you agree that you have carefully read this Agreement and understand all of its terms. You also agree that you have been given 21 days in which to consider whether to sign this Agreement and accordingly have had a reasonable opportunity to think about your decision and to talk with an attorney or advisor of your

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choice, that you have voluntarily signed this Agreement, and that you fully understand the legal effect of signing this Agreement.

Date: _______________________ Employee: __________________________

Date: _______________________ Company: ___________________________

FiscalNote Holdings, Inc.

By: ________________________________

Title: _______________________________

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